Exhibit (h)(xxvi)

Schroder Investment Management North America Inc.
875 Third Avenue, 22nd Floor, New York, NY 10022-6225

February 22, 2016

Schroder Capital Funds (Delaware)
Schroder Global Series Trust

Schroder Series Trust
875 Third Avenue, 22nd Floor
New York, NY 10022

Re: Fee and Expense Waivers and Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, from March 1, 2016 through February 28, 2017, as follows:

(A) To waive a portion of our management fees on the applicable fund equal to the following annual rates (based on the average daily net assets attributable to each share class of the applicable fund taken separately):

Waiver Amount
Schroder Emerging Markets Multi-Cap Equity Fund	0.20%
Schroder Emerging Markets Multi-Sector Bond Fund	0.10%
Schroder International Alpha Fund	0.10%
Schroder International Multi-Cap Value Fund	0.15%
Schroder U.S. Opportunities Fund	0.15%
Schroder U.S. Small and Mid Cap Opportunities Fund	0.20%

(B) To waive our fees, pay Fund operating expenses, and/or reimburse the applicable fund to the extent that the total annual fund operating expenses of a fund (other than acquired fund fees and expenses, other indirect acquired fund expenses, interest, taxes, and extraordinary expenses) allocable to each fund’s R6 Shares,  Investor Shares and Advisor Shares, as applicable, exceed the following annual rates (based on the average daily net assets attributable to each share class of the applicable fund taken separately):

	R6 Shares	Investor Shares	Advisor Shares
Schroder Absolute Return EMD and Currency Fund	1.00%	1.15%	1.40%
Schroder Broad Tax-Aware Value Bond Fund	N/A	0.46%	0.71%
Schroder Emerging Market Equity Fund	1.10%	1.25%	1.50%
Schroder Emerging Markets Multi-Cap Equity Fund	0.90%	1.05%	1.30%
Schroder Emerging Markets Multi-Sector Bond Fund	0.75%	0.90%	1.15%
Schroder Emerging Markets Small Cap Fund	1.50%	1.65%	N/A
Schroder Global Multi-Asset Income Fund	0.70%	0.85%	1.10%
Schroder Global Strategic Bond Fund	0.64%	0.79%	1.04%
Schroder International Alpha Fund	0.80%	0.95%	1.20%
Schroder International Multi-Cap Value Fund	0.75%	0.90%	1.15%
Schroder Long Duration Investment-Grade Bond Fund	N/A	0.39%	N/A
Schroder Short Duration Bond Fund	0.39%	0.54%	N/A
Schroder Total Return Fixed Income Fund	N/A	0.40%	0.65%
Schroder U.S. Opportunities Fund	1.05%	1.20%	1.45%
Schroder U.S. Small and Mid Cap Opportunities Fund	0.90%	1.05%	1.30%

This letter agreement may only be terminated during its term by the Boards of Trustees of Schroder Capital Funds (Delaware), Schroder Global Series Trust, and/or Schroder Series Trust, as applicable.

Sincerely,

Schroder Investment Management North America Inc.

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Chief Operating Officer